Exhibit 99.1

enherent Corp. Announces Buyback of Preferred Stock

FOR IMMEDIATE RELEASE

April 6, 2004 (Windsor, CT) - enherent Corp. (OTC BB: ENHT, www.enherent.com) (the “Company”) today announced that it has purchased back 2,750,000 shares of enherent Series A Senior Participating Redeemable Convertible Preferred Stock, and a warrant to obtain 1,875,000 shares of enherent’s Common Stock, from Primesoft, LLC.  The shares, as well as the warrant, will be retired.

The terms of the deal were a cash payment of $250,000 and a three year promissory note (bearing interest at the rate of 4% per annum) payable $50,000 annually on April 15, beginning in 2005.

Doug Catalano, Chairman, CEO and President of enherent said “We saw an outstanding opportunity to consolidate our capitalization and we took advantage of it.  This will improve our balance sheet and provide added value to shareholders over the long term.”

The purchase of these shares, at a deep discount to their potential future conversion value, will strengthen enherent’s financial position. The Preferred Stock was carried at approximately $2.5 million at the date of the transaction. Because the Preferred Stock was purchased below its carrying value, a benefit to common shareholders of approximately $2.1 million was realized.

About enherent

enherent Corp. (OTCBB:ENHT) is an IT Professional Services Firm providing its clients with staffing and consultative resources either on a temporary or permanent basis and a provider of solutions outsourcing involving software development or IT operational services.  enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration. enherent is headquartered outside of Hartford, Connecticut, and its customers can be found in many different industry segments, from the Fortune 500 to middle-market enterprises.  The company operates throughout the northeastern and southern United States and has sales locations in Connecticut and the New York/New Jersey area. For more information visit www.enherent.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described because they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, future demand for the Company’s services; general economic, market and business conditions; and various other factors discussed in the Company’s filings with the Securities and Exchange Commission including those set forth under Item 7 of enherent’s recent Form 10-K. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

CONTACT INFORMATION:
Felicia A. Norvell
enherent Corp.
(860) 687 – 2215